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NEWS RELEASE

Investor contact:	Zack Hager
(405) 552-4526

Media contact:	Brian Engel
(405) 228-7750
DEVON ENERGY TO EXPENSE CERTAIN INTERNATIONAL INVESTMENTS
OKLAHOMA CITY — January 12, 2006 — Devon Energy Corporation (NYSE:DVN) announced today that it will record a non-cash charge of approximately $215 million ($165 million after tax) in its 2005 earnings. The charge relates to impairment of certain of the company’s international assets in Angola and Brazil. Devon is in the process of finalizing its year-end results for 2005. Therefore, the final reported charge could differ from the estimates.
     With the completion of 2005 exploration and development activities, Devon determined that it will impair its cumulative investment in Angola by $170 million pre-tax ($120 million after tax) and in Brazil by $45 million pre-tax ($45 million after tax). The impairment in Brazil relates to the purchase price allocated to certain Brazilian oil and gas assets through mergers and acquisitions and the cost of exploration activities unrelated to the company’s recent success with its Polvo project on block BM-C-8. There is no tax benefit related to the Brazilian impairment.
     “While we are naturally disappointed with the recent drilling results in Angola, these prospects represent only a small part of Devon’s international high-impact exploration inventory,” said Stephen J. Hadden, senior vice president, exploration and production. “We drilled two discoveries offshore Equatorial Guinea in 2005 and will test several highly prospective blocks offshore West Africa this year. In Brazil, we are very encouraged by our recent results. We expect to begin booking reserves at Polvo in 2006 and are highly optimistic about the potential of the exploration blocks we recently acquired in bid round seven.”
     Devon Energy Corporation is an Oklahoma City-based independent energy company engaged in oil and gas exploration, production and property acquisitions. Devon is the largest U.S.-based independent oil and gas producer and is included in the S&P 500 Index. For additional information, visit www.devonenergy.com.
This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements are those concerning forecasts, estimates, expectations and objectives for future operations. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. Statements regarding future reserve additions are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, inflation or lack of availability of goods and services, environmental risks, drilling risks and regulatory changes. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.